PURCHASE ORDER

This PURCHASE ORDER and the GENERAL TERMS AND CONDITIONS (collectively, the Agreement") is made and entered into as of this 4th day of Feb, 2013 ("Effective Date”), by and between: HARMONIC ENEGY, INC. having its offices at 3rd Floor- 207 Regent Street, London, United Kingdom, W1B 3HH Canada ("Seller"); and (2) CARBON BLACK SALES, having its offices at 1200- 201 Main St., Fort Worth, TX 76102 ("Buyer"). Seller and Buyer are individually referred to as a "Party" and collectively referred to as, the "Parties".

Buyer desires to purchase a product to be produced by Seller at the Resource Recovery Facility owned and operated by Seller ("Facility") at any location where the company does business and operates. Specific locations will be confirmed by the Seller ("Site"), and Seller desires to sell and supply such goods to Buyer on the terms and conditions set forth in this Agreement. Capitalized terms have the definitions set forth in Section 1 of the General Terms and Conditions attachment hereto.

a. PRODUCT: A refined carbon black from lyres that has comparable properties to a virgin carbon black ("Product").

b. QUALITY: The Product shall meet or exceed the quality specifications set forth in the specification dated 27th or January 2012 (Appendix A). For the purpose of establishing commercially acceptable tolerances to the properties listed in the specification the Buyer and Seller shall accept the same commercial tolerances applied to a comparable class of virgin carbon black sold globally.

c. QUANTITY: During the Term of this Agreement. Seller shall supply and sell, and Buyer shall take or pay for no less than thirty thousand Tonnes (30,000) of Product pursuant to the terms of the Agreement ("Guaranteed Minimum Annual Take Quantity"). Nothing herein shall preclude Seller from Delivering quantities of Product in excess of the Guaranteed Minimum Annual Take Quantity In effect at the time and Buyer agrees to pay the Price for such quantities tendered. The Buyer is not obliged to purchase more than s1xty thousand (60,000) Tonnes of Product in any twelve month period.

d. PRICE: During the Term of this Agreement. the price per Tonne or Product delivered from Seller to Buyer shall be at 60% below the established Sid Richardson Carbon Ltd price list for N660 carbon black featured (Appendix A). All payments shall be in United States Dollars ("Price") is exclusive of any applicable excise duty, taxes and/or VAT at the prevalent rates.

e. PAYMENT: The Buyer shall pay the Seller's Invoice on presentation net thirty (30) days month end.

f. TERMS OF DELIVERY: Product is supplied by the Seller and received by the Buyer only on an Ex-Work basis (EXW), from the Seller's Site.

g. TERM OF AGREEMENT: The term of this Agreement shall be ten (10) years from the date of initial Delivery of Product by Seller.

h. RISK & TITLE: Except In the case of improper rejection (See Section 11. General Terms and Conditions), both title and risk of loss to Product shall pass from Seller to Buyer upon loading into the Buyer's transportation vehicle.

i. EXCLUSIVITY: The Seller covenants and agrees to sell all Product produced at the Facility exclusively to the Buyer. The Buyer covenants and agrees not to purchase trade or process any other carbon product produced from tyres or scrap rubber, other than Sellers, during the term of this Agreement, without the written consent of Seller whose consent shall not be unreasonably withheld In the event of the Buyer purchasing a third party's carbon product, with the Sellers consent, the price paid by the Buyer shall always be lower than the price detailed In this agreement.

j. CONDITIONS PRECEDENT: The Seller shall have an operational Facility In commercial operation within three (3) years of the date of this Agreement. The Seller shall notify the Buyer ninety (90) days in writing before the initial Delivery of Product.

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k. TERMINATION: Buyer may terminate the agreement if Seller is unable to produce the Product for a period of forty five (45) consecutive days after the initial Delivery of Product. Seller may term1nate agreement if Buyer is unable to take delivery of Product for a period of ten (10) consecutive days.

l. INSURANCE: Seller will maintain the required site Insurance consistent with its operating requirements. Buyer is responsible for Insurance upon Delivery as described in this agreement.

m. ASSIGNMENT: Seller shall have the right to assign the Agreement in whole or In part to affiliates, financing partners and lenders as required without the consent of the buyer. The Seller shall not assign the Agreement to any direct competitor of the Buyers. Each assignee must accept the terms and conditions of this Agreement in its entirety

m. DISPUTE RESOLUTION: Dispute resolution by arbitration

n. CONFIDENTIALITY: The Parties agree to maintain Information related to the Agreement confidential

o. ANNOUNCEMENTS: The Parties agree to make no announcements or press releases without the written consent of the other Party

p. BOOKS & RECORDS: Seller will maintain books and records related to this Agreement

q. ADDITIONAL PRODUCTION: In the event of the Seller establishing more Facilities, the Seller shall give Buyer first option on the additional Product, on terms to be agreed.

r. APPLICABLE LAW: This Agreement shall be construed and enforced under the laws of England and Wales.

s. REPRESENTATIVES:

SELLER:	BUYER:
Harmonic Energy Inc	Carbon Black Sales
(see preamble for address)	(see preamble for address)
Contact: Mr. Jamie Mann	Contact: Mr. Allen King
Tel: +44 2076177300	Tel: +1 8177106144

HARMONIC ENERGY INC	CARBON BLACK SALES
By: /s/ Hiroyasu Tanaka	By: /s/Allen King
Name: Hiroyasu Tanaka	Name: Allan King
Title: Vice President	Title: President
Date: Feb 19/2013	Date: Feb 4/2013

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